Exhibit 99.1

For Financial Inquiries, Contact:
Lynne Farris
Sybase Investor Relations
lfarris@sybase.com
(925) 236-8797

For Press Inquiries, Contact:
Heather Peterson
Sybase Public Relations
heatherp@sybase.com
(925) 236-6517

Sybase Announces Proposed
$400 Million Convertible Subordinated Notes Offering

DUBLIN, Calif. – February 14, 2005 – Sybase, Inc. (NYSE: SY) announced today that it intends to offer, subject to market conditions and other factors, $400 million aggregate principal amount of convertible subordinated notes (“Notes”), plus an additional aggregate principal amount of up to $60 million at the option of the initial purchasers, through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The interest rate, terms of conversion, investor put rights and company redemption rights are to be determined by negotiations between the company and the initial purchasers of the notes.

Sybase intends to use up to $125 million of the net proceeds from the offering to fund the purchase of shares of its common stock concurrent with the offering of the notes, and the balance of the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies, strategic investments or additional purchases of common stock.

This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Notes and the shares of common stock issuable upon conversion of the Notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.